Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 1st day of January, 2013 (the “Effective Date”) between Good Sam Enterprises, LLC, a limited liability company (the “Company”) and Thomas F. Wolfe, a California resident (“Employee”).

RECITALS

WHEREAS, the Company desires to employ Employee and Employee desires to be employed by Company pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                    Employment.  The Company agrees to employ Employee as the Company’s Executive Vice President of Operations and Chief Financial Officer on the terms and conditions set forth in this Agreement and Employee accepts such employment and agrees to perform the services and duties for the Company as herein provided for the period and upon the other terms and conditions set forth in this Agreement.  Employee shall be subject to the direction of the Company’s Chairman, Vice Chairman, Chief Executive Officer and Board of Governors.

2.                                    Term.  Subject to termination of Employee’s employment pursuant to Section 7 below, this Agreement shall be effective as of the Effective Date and Employee’s employment hereunder shall be for a period of five (5) years commencing as of the Effective Date.  The term of Employee’s employment under this Agreement shall be defined as the “Term.”

3.                                    Position, Duties.

3.01                    Title.  During the Term, Employee agrees to serve as the Company’s Executive Vice President of Operations and Chief Financial Officer and undertake such other or additional duties as may be directed by the Board of Governors or Chief Executive Officer.

3.02                    Duties.  During the term of this Agreement, Employee agrees to serve the Company and Employee will faithfully and to the best of his ability discharge his duties and will devote his full time during business hours for the Company and to the business and affairs of the Company, its direct and indirect subsidiaries and certain Affiliates (as defined below) of the Company.  Employee hereby confirms that during the term of this Agreement, he will not render or perform services for any other corporation, firm, entity or person. In addition, Employee understands that the Company’s Board of Governors or Chief Executive Officer may, from time to time, direct that Employee assist and provide services to one or more other entities  directly or indirectly owned or controlled by, or under common ownership or control with, the Company (“Affiliates”).  Employee recognizes that he will be required to travel to perform certain of his duties.

Notwithstanding the foregoing, Employee shall be permitted to participate in, and be involved with, such community, educational, charitable, professional, and religious organizations so long as such participation does not, in the judgment of the Company’s Board of Governors, interfere with the performance of or create a potential conflict with Employee’s duties hereunder.

4.                                    Compensation.

4.01                    Intentionally Omitted.

4.02                    Base Salary.  During the term of this Agreement, the Company shall pay to Employee base compensation (“Base Salary”) equal to the following percentages (the “Applicable Percentage”) of the combined annual EBITDA (as defined below) of the Company and FreedomRoads, LLC (“FR”), so long as FR remains an Affiliate of the Company, for each calendar year or portion thereof during the Term of this Agreement:

EBITDA Amount	Applicable Percentage
To the extent the EBITDA is less than $105 million	.35%
In the event EBITDA is equal to or greater than $105 million and less than $110 million	.37%
In the event EBITDA is equal to or greater than $110 million and less than $115 million	.40%
In the event EBITDA is equal to or greater than $115 million	.45%

As used herein, “EBITDA” shall mean the combined net income of the Company and FR, as applicable, and each of their respective subsidiaries derived from the ongoing business operations of each such entity for the applicable period plus, to the extent deducted in the determination of net income, interest (other than interest for floor plan financing), federal and state income taxes (or any provision for such taxes), depreciation and amortization.  Net income shall be determined on the accrual method of accounting and in accordance with generally accepted accounting principles consistently applied, provided that (i) extraordinary items of revenue or expense, as determined by the chief financial officer and/or board of directors (including revenue or expense from non-operating investments, revenue or expense from the sale or purchase of assets not in the ordinary course of business or revenue or expense not derived from normal business operations), shall not be reflected in net income and (ii) amounts paid or received in settlement of (or payment of judgments in respect of) litigation which did not arise in the ordinary course of the business operations of such entity or entities or any of their respective subsidiaries, shall not be reflected in net income.   The Base Salary shall be paid in monthly draws based on the estimated combined EBITDA for the applicable calendar year, subject to adjustment up or down from time to time by the Company based on actual results compared to estimates and anticipated underpayments or overpayments of monthly draws.  Monthly payments of Base Salary shall be subject to “true up” following the completion of the audited financial statements of the Company and FR.  In the event of any underpayment, the Company shall pay such underpayment within thirty (30) days following the completion of such audited financial statements.  In the event of any overpayment, the amount of such overpayment(s) shall be deducted from Employee’s Base Salary for the next succeeding payments of Base Salary until such overpayment has been absorbed by such deductions.  In the event any overpayments have not been fully recovered upon the expiration or termination of the Term of this Agreement, the amount of such un-recovered overpayment(s) shall be deducted from any amounts payable by the Company pursuant to Section 7.05 of this Agreement or, if no amounts are payable by Company pursuant to Section 7.05, the amount of such un-recovered overpayments shall be paid by Employee to the Company within thirty (30) days following the Company’s written request therefore.  Notwithstanding anything to the contrary contained herein, Employee’s Base Salary for any calendar year shall not be less than Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) (the “Guaranteed Minimum”); provided, however, in the event of any partial calendar year during the Term, the Guaranteed Minimum for such partial calendar year shall be prorated based on the actual number of days in such partial calendar year.

4.03                    Benefits.  Employee may participate in all employee benefit plans or programs of Company consistent with such plans and programs of the Company.  The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the term of this Agreement, and Employee’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

4.04                    Expenses; Contributions. Company agrees to reimburse all reasonable business expenses incurred by Employee consistent with the Company’s policies regarding reimbursement in the performance of Employee’s duties under this Agreement.

4.05                    Vacation and Sick leave.  The Employee shall be entitled to five (5) weeks of vacation during each year of employment.  Such vacation shall be taken at such times as the Chief Executive Officer of the Company shall agree.  Any unused vacation for any year shall not accumulate or carry over to the subsequent year and shall be lost if not used by Employee during the respective years during the term of this Agreement.  The Employee shall be entitled to sick leave and holidays in accordance with the policy of the Company as to its employees.

4.06                    Indemnification and Additional Insurance.  The Company shall indemnify Employee with respect to matters relating to Employee’s services as an officer of the Company, or any of its Affiliates, occurring during the course and scope of Employee’s employment with the Company to the extent and pursuant to the provisions in the Illinois law.  The Company may also cover Employee under a policy of officers’ and directors’ liability insurance providing coverage that is comparable to that provided now or hereafter to other senior executives of the Company.

5.                                    Confidential Information and Proprietary Information.

5.01                    Confidential Information.  During the Term and at all times thereafter, Employee shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company or any of its Affiliates) any confidential or secret knowledge or information of the Company or any of its Affiliates which Employee has acquired or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company or any affiliated companies prior to the date of this Agreement), whether developed by himself or by others, including, without limitation,  any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or any of the Affiliates, any customer or supplier lists of the Company or any of the Affiliates, any confidential or secret development or research work of the Company or any of the Affiliates, or any other confidential information or secret aspect of the business of the Company or any of the Affiliates (collectively, “Confidential Information”).  Employee acknowledges that (a)  the Company and its Affiliates have expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization, (b) Employee is and shall become familiar with the Company’s and its Affiliate’s Confidential Information, including trade secrets, and that Employee’s services are of special, unique and extraordinary value to the Company and its Affiliates, (c) the above-described knowledge or information constitutes a unique and valuable asset of the Company and its Affiliates and the Company and its Affiliates have a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill and (d) any disclosure or other use of such knowledge or information other than for the sole benefit of the Company and any of the Affiliates would be wrongful and would cause irreparable harm to the Company and any of the Affiliates.  However, the foregoing shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company or any of the Affiliates, other than as a direct or indirect result of the breach of this Agreement by Employee.

5.02            Proprietary Information.  Employee agrees that the results and proceeds of Employee’s services for the Company or its Affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Employee, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company or any of its Affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Employee whatsoever.  If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its Affiliates) under the immediately preceding sentence, then Employee hereby irrevocably assigns and agrees to assign any and all of Employee’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company or any of its Affiliates), and the Company or its Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such Affiliates without any further payment to Employee whatsoever.  As to any Invention that Employee is required to assign, Employee shall promptly and fully disclose to the Company all information known to Employee concerning such Invention.

Employee agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Employee shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments.  To the extent Employee has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Employee unconditionally and irrevocably waives the enforcement of such Proprietary Rights.  This Section 5.02 is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being Employee’s employer.  Employee further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Employee shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries.  To this end, Employee shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Employee shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees.  Employee’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of Employee’s employment with the Company.

Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Employee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

6.                                    Non-competition and Non-solicitation Covenants and Adversarial Restrictions.

6.01                    Non-competition.  Employee agrees that, during the Term and for eighteen months after the termination of Employee’s employment for any reason (the “Non-Compete Period”), other than by virtue of a breach by Company under Section 7.01(f) below, Employee shall not, directly or indirectly, (a) engage in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) in any geographic location in which the Company, its subsidiaries or Affiliates engage in, whether through selling, distributing, manufacturing, marketing, purchasing, or otherwise, that compete directly or indirectly with the Company or any of its subsidiaries or Affiliates (“Competitive Activities”), it being understood that Competitive Activities as of the date hereof include, without limitation, the publication and membership businesses of the Company or any subsidiary or Affiliate of the Company; the sale, repair or service of recreational vehicles or parts and accessories for recreational vehicles or the sale of any ancillary products that are sold in connection with the sale of recreational vehicles, including but not limited to credit life insurance, roadside assistance programs and extended service warranties, in the recreational vehicle, camping and outdoor living markets; the business of developing, marketing, providing and implementing products and services (including insurance, financing, warranties and road-side assistance) to owners of recreational vehicles and motorcycles; the business of providing consumer shows to owners of recreational vehicles and boats;  and the business of publishing magazines directed to owners of recreational vehicles, all-terrain vehicles, boats and outdoor enthusiasts; or (B) assist any person in any way to do, or attempt to do, anything prohibited by Section 6.01(a) above. Employee acknowledges (i) that the business of the Company and  its Affiliates is national in scope and without geographical limitation within the United States and (ii) notwithstanding the jurisdiction of formation or principal office of the Company and  its Affiliates, or the location of any of their respective executives or employees (including, without limitation, Employee), it is expected that the Company and its Affiliates will have business activities and have valuable business relationships within their respective industries throughout the United States.

6.02                    Indirect Competition.  Employee further agrees that, during the Term and the Non-Compete Period, he will not, directly or indirectly, assist or encourage any other person in carrying out, direct or indirectly, any activity that would be prohibited by the above provisions of this Section 6 if such activity were carried out by Employee, either directly or indirectly; and in particular Employee agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

6.03                    Non-solicitation.  Employee further agrees that, during the Term and for a period of one year after the termination of his employment (the “Non-Solicitation Period”), he will not, directly or indirectly, assist or encourage any other person in seeking to employ or hire any employee, consultant, advisor or agent of the Company or any of its Affiliates or encouraging any such employee, consultant, advisor or agent to discontinue employment with the Company or any of its Affilitates.

6.04                    Adversarial Restrictions.  During the Term and at any time thereafter, Employee shall not voluntarily aid, assist, or cooperate with any actual or potential claimants or plaintiffs or their attorneys or agents in any claims or lawsuits proposed to be asserted, pending or commenced on the date hereof or in the future against the Company or any of the Affiliates; provided, however, that nothing in this Section 6.05 will be construed to prevent Employee from testifying at an administrative hearing, a deposition, or in court in response to a lawful subpoena in any litigation or proceeding involving the Company or any Affiliate.

6.05                    Tolling of Periods and Enforceability.                                              The Non-Compete Period and Non-Solicitation Period shall be tolled during (and shall be deemed automatically extended by) any period in which Employee is in violation of the provisions of this Section 6.  If a final and non-appealable judicial determination is made that any of the provisions of this Section 6 constitutes an unreasonable or otherwise unenforceable restriction against Employee, the provisions of this Section 6 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction.  Moreover, and without limiting the generality of Section 6, notwithstanding the fact that any provision of this Section 6 is determined to not be enforceable through specific performance, the Company will nevertheless be entitled to recover monetary damages as a result of Employee’s breach of such provision.

6.06                    Acknowledgement.  Employee acknowledges that Employee has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its subsidiaries and Affiliates now existing or to be developed in the future.  Employee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.  Employee further acknowledges that although Employee’s compliance with the covenants contained in Sections 5 and 6 may prevent Employee from earning a livelihood in a business similar to the business of the Company, Employee’s experience and capabilities are such that Employee has other opportunities to earn a livelihood and adequate means of support for Employee and Employee’s dependents.

7.                                    Termination.

7.01                    Grounds for Termination.                            Employee’s employment with the Company shall terminate under any of the circumstances set forth below.

a.                                     If Employee shall die or become disabled (as defined in Section 7.03 below);

b.                                    By mutual agreement of the Company and Employee;

c.                                     By Employee for any reason upon notice to the Company;

d.                                   By the Company for cause (as defined in Section 7.02 below);

e.                                     By the Company without cause; provided that in such event and in exchange for a full release of claims from the Employee, the Company will pay Employee the amounts provided under Section 7.05 below;

f.                                      By Employee in the event of a material default of this Agreement by the Company, which default remains uncured for ten (10) days following written notice thereof.

Notwithstanding any termination of this Agreement and Employee’s employment by the Company, Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment including without limitation the provisions of Sections 5, 6 and 8 hereof.

7.02                    For Cause Defined . Termination of Employee’s employment by the Company for any of the following reasons shall be deemed termination for cause:

a.                                     Employee shall  have breached this Agreement in any material respect, which breach in the case of this clause is not cured by, or is not capable of being cured, within ten (10) days after written notice of such breach is delivered to Employee; or

b.                                    Employee has engaged in misconduct (including violation of the Company’s policies) that is materially injurious to the Company as reasonably determined by the Company’s Board of Governors; or

c.                                     Employee has been convicted of (i) any felony or (ii) any misdemeanor involving a crime of moral turpitude, theft or fraud; or

d.                                   Employee uses illegal substances; or

e.                                     Employee knowingly falsifies or causes to be falsified, in any material respect, the financial records and financial statements of the Company.

7.03                    “Disability” Defined.  The Company may determine that Employee is disabled if he shall fail, because of illness or incapacity, to render services of the character contemplated by this Agreement for a period of three (3) consecutive months.

7.04                    Surrender of Records and Property.  Upon termination of his employment with the Company for any reason, Employee shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or any of its Affiliates or which relate in any way to the business, products, practices or techniques of the Company or any of its Affiliates, and all other property, trade secrets and confidential information of the Company or any of its Affiliates, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company or any of its Affiliates, which in any of these cases are in his possession or under his control.

7.05                    Payments Upon Termination.  If this Agreement is terminated for any reason set forth in Section 7, then Employee shall be entitled to receive (a) his Base Salary for the applicable calendar year through the date of the termination at the Applicable Percentage  times the combined EBITDA of the Company and FR for the  twelve month period ending on the last day of the calendar month immediately preceding the date of termination multiplied by a fraction, (i) the numerator of which shall be the number of days Employee was employed during the then such current calendar year and (ii) the denominator of which shall be three hundred sixty-five (365) (for avoidance of doubt, the amount of draws paid by Company to Employee during such calendar year as contemplated by Section 4.02, shall be credited against such amount), (b) any accrued and unused vacation or paid time off time through the date of the termination, and (c) reimbursement of any business expenses incurred in the ordinary course of business through the date of termination that have not yet been reimbursed pursuant to Section 4.04. Any overpayments or underpayments shall be paid by one party to the other, as applicable, within thirty (30) days following the final calculation.  If Employee’s employment is terminated pursuant to Section 7.01(e) or (f) and provided that Employee shall have executed and delivered to the Company the Company’s standard form of release of claims and any period for rescission of such release shall have expired without Employee having rescinding such release, then Employee shall be entitled to receive the Severance Amount (as defined below), payment of which shall be made over a one (1) year period at the same times and in the same manner as his Base Salary had been paid to Employee prior to the termination of his employment hereunder.  As used herein, the “Severance Amount” shall be equal to the combined EBITDA of the Company and FR for the  twelve month period ending on the last day of the calendar month immediately preceding the date of termination multiplied by the Applicable Percentage.

8.                                    Miscellaneous.

8.01                    Governing Law; Venue.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Illinois.

8.02                    Prior Agreements.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreement, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

8.03                    Withholding Taxes.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

8.04                    Amendments.  No amendments or modifications of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

8.05                    No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there by an estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

8.06                    Severability.  To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.  In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered.  Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

8.07                    Assignment.  This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party.  After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 8.

8.08                    Injunctive Relief.  Employee agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 5 and 6.  Accordingly, Employee specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages.  This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

8.09                    Attorneys’ Fees and Costs.  The Company and Employee agree that in the event any litigation arises out of this Agreement between Company and Employee, the prevailing party in such litigation shall be entitled to recover its attorney’s fees and costs brought relating to such litigation.

8.10                    No Mitigation Obligation.  All amounts paid to Employee under this Agreement following Employee’s termination of employment and this Agreement are acknowledged by the Company and Employee to be reasonable and to be liquidated damages, and Employee will not be required to reduce the amount of such payments by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever (including from other employment) create any mitigation, offset, reduction or any other obligation on the part of Employee under this Agreement.

8.11                    Notices.  Any notice, payment, demand or communication required or permitted to be given by the provisions of this Agreement shall be deemed to have been effectively given and received on the date personally delivered to the respective party to whom it is directed, or five (5) days after the date when deposited by registered or certified mail, with postage and charges prepaid and addressed to such party at its address below its signature.  Any party may change its address by delivering a written change of address to all of the other parties in the manner set forth in this Section 8.11.

8.12                    Administration.  In the event Employee shall disagree with the amount of EBITDA, as determined by the Company (written notice of which shall be given by the Employee within thirty (30) days of the receipt of such determination by the Company), EBITDA shall be determined by the independent certified public accountants of the Company or, if the Company has not then engaged a firm of independent certified public accountants, any nationally recognized firm of public accountants selected by the Company (the “Independent Accountant”).  The Independent Accountant shall determine the EBITDA within thirty (30) days after its appointment and shall be instructed to deliver to the Company and Employee a written report of its determination of the amount of EBITDA.  The cost of the accounting services performed by the Independent Accountant shall be borne by the Company (but the cost thereof shall be considered a liability of the Company) unless the amount of the EBITDA as determined by the Independent Accountant is the same as the amount determined by the Company, in which event the entire cost of the services of the Independent Accountant shall be borne by the Employee.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

GOOD SAM ENTERPRISES, LLC

By:	/s/ Marcus Lemonis
Marcus Lemonis, Chief Executive Officer
Addresses: 250 Parkway Drive, Ste. 270
Lincolnshire, IL 60069
Attn: Marcus Lemonis

/s/ Thomas F. Wolfe
Thomas F. Wolfe